Terra Industries Inc.
                                                               600 Fourth Street
                                                                   P.O. Box 6000
                                                       Sioux City, IA 51102-6000
                                                       Telephone: (712) 277-1340
                                                         Telefax: (712) 277-7383
                                                         www.terraindustries.com
================================================================================
                                      NEWS
================================================================================
For immediate release                                    Contact: Mark Rosenbury
                                                                  (712) 279-8756


              TERRA INDUSTRIES INC. REPORTS SECOND QUARTER RESULTS


Sioux City, Iowa (July 31, 2003)--Terra Industries Inc. (NYSE symbol: TRA) announced today a net loss of $31.1 million, or $.41 per share, on revenues of $379 million for the second quarter ended June 30, 2003. The net loss excluding the $27.0 million loss for "Impairment of long-lived assets" (representing a $53.1 million impairment charge to operating income less $9.9 million allocated to minority interest and $16.2 million of income tax benefit) was $4.1 million. This compares to the 2002 second quarter loss of $8.5 million, or $.11 per share on revenues of $299 million.


Terra announced on June 26, 2003, that it would suspend production at its Blytheville, Ark., manufacturing facility. In response to this action and as required by Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," Terra commenced a review to determine if the Blytheville facility's carrying value was impaired. This review led Terra management to conclude that future market conditions may not justify the ongoing investment in maintenance and replacement capital necessary to extend operations for the remainder of the facility's useful life. Accordingly a $53.1 million charge was recorded during the second quarter as an "Impairment of long-lived assets". Terra currently plans to keep the Blytheville facility in a mothballed condition and may operate the facility from time to time as market conditions allow.


For the 2003 first half, Terra posted a net loss of $45.4 million, or $.60 per share, on revenues of $659 million. The loss, excluding the $27.0 million impairment loss, was $18.4 million, compared with a net loss before cumulative effect of change in accounting principle of $17.6 million, or $.23 per share, on revenues of $513 million in the 2002 first half.


Cash from operations, before working capital changes, was $17.7 million in the 2003 second quarter, compared to $28.2 million in the 2002 second quarter. Terra's cash and short-term investments balance was $12.4 million at June 30, 2003. Terra had $34.8 million of borrowings outstanding at June 30, 2003, under Terra's revolving credit facility that expires in June 2005.


Working capital needs during the quarter, primarily seasonal utilization of customer prepayments, reduced borrowing availability under Terra's bank lines to $67 million at June 30, 2003. Since June 30, Terra has experienced cash needs arising from margin calls on its forward natural gas positions as a result of declining prices, tightened terms by trade creditors and other operating needs. As a result, Terra's ability to meet its bank covenants will depend on future operating cash flows, including working capital needs, receipt of customer prepayments and trade credit terms. Failure to meet these covenants could require additional costs and fees to amend the bank facilities or could result in termination of the facilities.


Terra currently anticipates that it will be able to meet its covenants through the end of this year, but that it will be close to the limits imposed by the covenants. While natural gas prices have recently declined, if product margins in the second half of 2003 were to be as depressed as in the first half, or if there were to be any adverse changes in the other factors discussed above, Terra may need a waiver of its bank covenants to meet its 2004 seasonal working capital needs.


The Nitrogen Products business segment recorded revenues of $315.7 million and an operating loss of $47.6 million for the quarter, compared with revenues of $258 million and operating income of $2.2 million for the 2002 second quarter. For the first half, Nitrogen Products posted revenues of $544 million and an operating loss of $61.1 million, compared with revenues of $443 million and operating income of $2.9 million in 2002.


The $3.3 million improvement, excluding the effect of the impairment charge, in second quarter Nitrogen Products results over the 2002 second quarter was due to higher product selling prices, partially offset by lower sales volumes and higher natural gas costs. Ammonia, nitrogen solutions, ammonium nitrate and urea selling prices for the 2003 second quarter were 60, 42, 18 and 50 percent higher, respectively than 2002 second quarter prices. These higher prices reflect lower ammonia and other nitrogen product supplies in response to higher gas costs. Terra's sales volumes for ammonia, nitrogen solutions and ammonium nitrate were 12, 16 and 19 percent lower, respectively, than sales volumes achieved in the 2002 second quarter. Second quarter urea sales volumes were 4 percent higher in 2002 than in 2003. The lower overall sales volumes were due primarily to the effects weather had on the 2002-2003 fertilizer year as compared to the prior fertilizer year. Natural gas unit costs for the quarter, net of about $2.4 million of cost increases due to forward purchase contracts, were 88 percent higher than in the 2002 second quarter. This increase was due to lower industry-wide natural gas inventories.


Factors that affected Nitrogen Products' first half results were similar to those that affected the second quarter. Ammonia, nitrogen solutions, ammonium nitrate and urea selling prices were 60, 35, 9 and 4 percent higher, respectively, than in 2002. Ammonia, nitrogen solutions, ammonium nitrate and urea sales volumes were 15, 5, 8 and 6 percent lower, respectively, than in 2002. Natural gas unit costs, net of about $5.8 million of cost reductions realized from forward purchase contracts, increased 72 percent.


The Methanol business segment reported 2003 second quarter revenues of $63 million and operating income of $3.1 million, compared with revenues of $42 million and an operating loss of $0.4 million in the 2002 second quarter. The profit increase was due to 64 percent higher methanol selling prices, partially offset by 8 percent lower sales volumes and higher natural gas costs. Methanol's second quarter natural gas unit costs, net of about $.4 million in cost increases due to forward purchase contracts, increased 72 percent.


Methanol's first half results were also due to higher methanol selling prices, partially offset by lower sales volumes and higher natural gas costs which, net of about $2.2 million of cost reductions realized from forward purchase contracts, increased 92 percent.

Terra's forward purchase contracts at June 30, 2003, fixed prices for 21 percent of its next 12 months' natural gas needs at about $5.3 million above the published forward market prices at that date.


"This was a difficult quarter for Terra," said Michael L. Bennett, Terra's President and CEO. "Due to the delayed North American application season we didn't realize the sales volumes we expected, and selling prices didn't reach the levels we thought we'd achieve. These disappointments were compounded by continuing high natural gas costs, and led us to shut down production at our Blytheville facility at the end of June.


"Despite these hurdles," Bennett continued, "we are encouraged by improved business performance in our methanol business and nitrogen markets in the U.K. We're committed to competitively meeting our customers' needs and continuing to improve our cost structure for a faster return to profitability when industry conditions improve."


Terra management will conduct a conference call to discuss these second quarter results on July 31, 2003 beginning at 3:00 EDT. A live webcast of the conference call will be available from Terra's web site at www.terraindustries.com, and will be archived for playback for three months.


Terra Industries Inc., with 2002 revenues of $1 billion, is a leading international producer of nitrogen products and methanol.


This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.'s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.'s most recent report on Form 10-K and Terra Industries Inc.'s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.


                                      # # #


Note: Terra Industries' news announcements are also available on its web site, www.terraindustries.com.



                                 (Tables follow)


                              TERRA INDUSTRIES INC.
                        SUMMARIZED RESULTS OF OPERATIONS
                                   (unaudited)



                                                         Three Months Ended                  Six Months Ended
                                                              June 30,                           June 30,
                                                   -----------------------------      -----------------------------
(in thousands except per-unit amounts)                  2003             2002             2003             2002
                                                   -----------       -----------      -----------       -----------

REVENUES
     Nitrogen products                             $   315,744       $   257,663      $   544,285       $   442,650
     Methanol                                           62,853            41,853          113,967            70,156
     Other, net of intercompany eliminations               348               (18)             836               252
                                                   -----------       -----------      -----------       -----------
                                                   $   378,945       $   299,498      $   659,088       $   513,058
                                                   ===========       ===========      ===========       ===========

OPERATING INCOME (LOSS)
     Nitrogen products                             $   (47,554)      $     2,204      $   (61,112)      $     2,870
     Methanol                                            3,109              (391)           4,742            (2,914)
     Other expense--net                                 (1,465)           (1,223)          (2,798)             (734)
                                                   -----------       -----------      -----------       -----------
                                                       (45,910)              590          (59,168)             (778)

     Interest income                                       192               113              381               161
     Interest expense                                  (15,283)          (13,348)         (27,835)          (26,644)
     Minority interest                                  10,950              (739)          12,668            (1,285)
     Income tax benefit                                 18,960             4,899           28,521            10,964
                                                   -----------       -----------      -----------       -----------
     Loss from continuing operations                   (31,091)           (8,485)         (45,433)          (17,582)
     Cumulative effect of change in
       accounting principle                                 --                --               --          (205,968)
                                                   -----------       -----------      -----------       -----------
Net loss                                           $   (31,091)      $    (8,485)     $   (45,433)      $  (223,550)
                                                   ===========       ===========      ===========       ===========

BASIC AND DILUTED LOSS PER SHARE:
     Loss from continuing operations               $     (0.41)      $     (0.11)     $     (0.60)      $     (0.23)
     Cumulative effect of change in
       accounting principle                                  --                --               --            (2.74)
                                                   -----------       -----------      -----------       -----------
Loss per Share                                     $     (0.41)      $     (0.11)     $     (0.60)      $     (2.97)
                                                   ===========       ===========      ===========       ===========

Weighted average shares outstanding                     75,715            75,378           75,539            75,203
                                                   ===========       ===========      ===========       ===========




Because of the seasonal nature and effects of weather-related conditions in several of Terra's marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.





                              TERRA INDUSTRIES INC.
                          SUMMARIZED FINANCIAL POSITION
                                 (in thousands)
                                   (unaudited)



                                                                          June 30,
                                                          --------------------------------------
                                                               2003                      2002
                                                          -------------            -------------

ASSETS
Cash and short-term investments                           $      12,368            $      12,718
Accounts receivable, less allowance for doubtful
     accounts of $156 and $436                                  123,852                  105,298
Inventories                                                      96,501                   91,986
Other current assets                                             21,463                   22,680
                                                          -------------            -------------
     Total current assets                                       254,184                  232,682
Property, plant and equipment, net                              725,297                  802,300
Deferred plant turnaround costs                                  32,006                   19,287
Other assets                                                     36,023                   28,030
                                                          -------------            -------------
     Total assets                                         $   1,047,510            $   1,082,299
                                                          =============            =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Debt due within one year                                  $         149            $         135
Other current liabilities                                       160,631                  102,763
                                                          -------------            -------------
     Total current liabilities                                  160,780                  102,898
                                                          -------------            -------------

Long-term debt and capital lease obligations                    437,031                  400,432
Deferred income taxes                                            32,457                  115,257
Other liabilities                                               109,750                   65,734
Minority interest                                                85,011                  100,453
                                                          -------------            -------------
     Total liabilities and minority interest                    825,029                  784,774

Stockholders' Equity                                            222,481                  297,525
                                                          -------------            -------------
     Total liabilities and stockholders' equity           $   1,047,510            $   1,082,299
                                                          =============            =============



                              TERRA INDUSTRIES INC.
                              SUMMARIZED CASH FLOWS
                                 (in thousands)
                                   (unaudited)



                                                         Three Months Ended                  Six Months Ended
                                                              June 30,                           June 30,
                                                   -----------------------------      -----------------------------
                                                        2003             2002             2003             2002
                                                   -----------       -----------      -----------       -----------

Loss from operations                               $   (31,091)      $    (8,485)     $   (45,443)      $   (17,852)
Non-cash charges and credits:
     Impairment of long-lived assets                    53,091                --           53,091                --
     Depreciation and amortization                      27,931            27,396           55,548            52,173
     Deferred income taxes                             (21,301)            8,564          (33,144)             (951)
     Minority interest in earnings (loss)              (10,950)              739          (12,668)            1,285
Change in current assets and liabilities               (37,760)           (8,960)         (63,875)           21,410
                                                   -----------       -----------      -----------       -----------
     Net cash flows from operating activities          (20,080)           19,254          (46,481)           56,335
Purchase of property, plant and equipment               (2,283)           (2,682)          (5,861)           (9,010)
Plant turnaround costs                                  (8,003)           (4,801)         (20,321)           (8,054)
Debt borrowings (repayments)                            36,714               195           36,679           (36,035)
Deferred financing costs                                (8,138)               --           (8,138)               --
Distributions to minority interests                     (1,153)               --           (1,153)               --
Other                                                      353            (1,311)            (836)            2,357
Increase (Decrease) in cash and
                                                   -----------       -----------      -----------       -----------
     short-term investments                             (2,590)           10,655          (46,111)            5,593
Cash and short-term investments at
     beginning of period                                14,958             2,063           58,479             7,125

Cash and short-term investments at
                                                   -----------       -----------      -----------       -----------
     end of period                                 $    12,368       $    12,718      $    12,368       $    12,718
                                                   ===========       ===========      ===========       ===========




                              TERRA INDUSTRIES INC.
                             SUMMARIZED INFORMATION
                                 (in thousands)


                                                         Three Months Ended                  Six Months Ended
                                                              June 30,                           June 30,
                                                   ----------------------------------------------------------------
                                                        2003             2002             2003             2002
                                                   -----------       -----------      -----------       -----------

OTHER FINANCIAL DATA
     Cost of sales                                 $   362,031       $   289,214      $   646,105       $   495,354
     (includes depreciation and amortization)
     Selling, general & administrative expense           9,733             9,694           19,060            18,482
     (includes depreciation and amortization)
     Impairment of long-lived assets                    53,091                --           53,091                --

VOLUMES AND PRICES
                                                                        Three months Ended June 30,
                                                   ----------------------------------------------------------------
                                                                   2003                           2002
                                                   -----------------------------      -----------------------------
                                                         Sales           Average            Sales        Average
                                                        Volumes        Unit Price(1)       Volumes     Unit Price(1)
                                                   ------------      ---------------  ------------     ------------
Ammonia (tons)                                             400           $   238              452        $  149
Nitrogen solutions (tons)                                1,093               104            1,301            73
Urea (tons)                                                172               178              166           119
Ammonium nitrate (tons)                                    169               137              208           116
Methanol (gallons)                                      82,174              0.77           88,994          0.47

NATURAL GAS COSTS(2)
North America                                                       $5.98                         $3.09
United Kingdom                                                      $2.91                         $2.07

                                                                         Six months Ended June 30,
                                                   ----------------------------------------------------------------
                                                                   2003                           2002
                                                   -----------------------------      -----------------------------
                                                         Sales           Average            Sales        Average
                                                        Volumes        Unit Price(1)      Volumes     Unit Price(1)
                                                   ------------      ---------------  ------------     ------------
Ammonia (tons)                                             678           $   227              793        $  142
Nitrogen solutions (tons)                                1,848                96            1,937            71
Urea (tons)                                                324               168              344           113
Ammonium nitrate (tons)                                    417               130              451           119
Methanol (gallons)                                     149,679              0.76          171,645          0.41

NATURAL GAS COSTS(2)
North America                                                       $5.35                         $2.87
United Kingdom                                                      $3.18                         $2.43

1        After deducting outbound freight costs
2        Per MMBtu. Includes all transportation and other logistical costs and any gains or losses on financial derivatives related to natural gas purchases.

Because of the seasonal nature and effects of weather-related conditions in several of its marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.

